                                                      FORM OF TAX OPINION

                                                    [_______________, 2008]

                                                    [Bell, Boyd & Lloyd LLP]

The Board of Directors
Panorama Series Fund, Inc.
6803 South Tucson Way
Centennial, Colorado 80112

The Board of Trustees
Oppenheimer Variable Account Funds
6803 South Tucson Way
Centennial, Colorado 80112

    Re:  Reorganization of Panorama Government Securities Portfolio into
         Oppenheimer Core Bond Fund/VA

Ladies and Gentlemen:

     We have acted as  counsel  in  connection  with the  Agreement  and Plan of
Reorganization dated as of November 30, 2007 (the  "Reorganization  Agreement"),
by and between Panorama Series Fund, Inc., a Maryland corporation,  on behalf of its series,  Panorama Government  Securities  Portfolio (the "Target Fund"), and
Oppenheimer Variable Account Funds, a Massachusetts business trust, on behalf of its series Oppenheimer Core Bond Fund/VA (the "Acquiring Fund"). Pursuant to the
Agreement,  the Acquiring Fund will acquire  substantially  all of the assets of the Target Fund in exchange for shares of the  Acquiring  Fund and the Acquiring
Fund will assume  certain  liabilities of the Target Fund,  following  which the
Acquiring  Fund shares  received by the Target Fund will be  distributed  by the
Target  Fund  to its  shareholders  in  liquidation  of the  Target  Fund  (such
transactions  are  referred  to  collectively  as  the   "Reorganization").   In
connection with the Reorganization, you have requested that we provide, pursuant to  Sections  10.H.  and  11.E.  of the  Reorganization  Agreement,  an  opinion regarding the treatment of the Reorganization under the Internal Revenue Code of
1986, as amended (the "Code").

     In rendering this opinion, we have examined originals or copies,  certified
or  otherwise  identified  to  our  satisfaction,   of  (i)  the  Reorganization
Agreement,  (ii) the Registration Statement on Form N-14 for the Reorganization,
and  the  Proxy  Statement  and  Prospectus  and  other   documents,   exhibits,
attachments and schedules  contained therein,  (iii) written  representations of
OppenheimerFunds,  Inc. (the "Manager")  concerning certain facts underlying and relating  to the  Reorganization  set  forth  in a  letter  dated as of the date hereof,  and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinion set forth below. In our  examination, we have assumed the  genuineness  of all  signatures,  the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the  conformity  to  original  documents  of all  documents  submitted  to us as certified or photostatic  copies,  and the authenticity of the originals of such copies. We have not made an independent  investigation of the facts set forth in the Registration Statement, the Reorganization Agreement or such other documents that we have examined.  We have  consequently  assumed in rendering this opinion that the  information  presented in such documents or otherwise  furnished to us accurately and completely  describes in all material respects all facts relevant to the Reorganization.

     We have also assumed for purposes of rendering our opinion (i) the accuracy of, and material  compliance with, the  representations of the Manager set forth in the letter referred to above,  (ii) the accuracy of, and material  compliance with, the  representations,  warranties,  covenants and agreements of the Target
Fund and the Acquiring Fund made in the Reorganization  Agreement, and (iii) the absence of any  agreements or  understandings  other than those of which we have been informed that would affect our conclusions set forth below.

     The opinion set forth below is based on the Code, the  legislative  history
with  respect  thereto,  rules  and  regulations  promulgated  thereunder,   and
published rulings,  court decisions and  administrative  authorities issued with respect  to all of the  foregoing,  all as in effect  and  existing  on the date hereof,  all of  which  are  subject  to  change  at  any  time,  possibly  on a retroactive  basis.  In  addition,  there  can be no  assurance  that  positions contrary to those  stated in our  opinion  may not be  asserted by the  Internal
Revenue Service.

     Any change  occurring after the date hereof in, or a variation from, any of the  foregoing  factual  or  legal  bases  for  our  opinion  could  affect  the conclusions set forth below.

     In addition,  the opinion  expressed  herein is given as of the date hereof and we express no  obligation  to advise you of any changes in the law or events that may hereafter come to our attention that could affect our opinion set forth below.

     Based on the foregoing, we are of the opinion that, for U.S. federal income tax purposes:

     1. The transfer of the Target Fund's assets in exchange for Acquiring  Fund shares and the assumption by the Acquiring Fund of certain stated liabilities of the Target Fund followed by the distribution by the Target Fund of the Acquiring
Fund shares to the Target Fund  shareholders  in exchange  for their Target Fund shares  pursuant  to and in  accordance  with the  terms  of the  Reorganization
Agreement  will  constitute  a  "reorganization"  within the  meaning of section
368(a)(1)(C)  of the Code,  and the Target Fund and the Acquiring Fund will each be a "party to a  reorganization"  within the  meaning of section  368(b) of the
Code.

     2. No gain or loss  will be  recognized  by the  Acquiring  Fund  upon  the receipt of the assets of the Target Fund solely in  exchange  for the  Acquiring
Fund shares and the assumption by the Acquiring  Fund of the stated  liabilities of the Target Fund.

     3. No gain or loss will be  recognized by the Target Fund upon the transfer of the assets of the  Target  Fund to the  Acquiring  Fund in  exchange  for the
Acquiring  Fund shares and the  assumption by the  Acquiring  Fund of the stated
liabilities  of the Target Fund or upon the  distribution  of the Acquiring Fund shares to the Target Fund shareholders in exchange for their Target Fund shares.

     4. No gain or loss will be recognized by the Target Fund  shareholders upon the exchange of the Target Fund shares for the Acquiring Fund shares.

     5. The aggregate tax basis for the Acquiring  Fund shares  received by each
Target Fund shareholder  pursuant to the Reorganization  will be the same as the aggregate  tax basis of the Target  Fund  shares  held by each such  Target Fund shareholder immediately prior to the Reorganization.

     6. The holding period of the Acquiring Fund shares  received by each Target
Fund  shareholder  will  include the period  during which the Target Fund shares surrendered in exchange therefor were held (provided such Target Fund shares are held as capital assets on the date of the Reorganization).

     7. The tax basis of the assets of the Target Fund acquired by the Acquiring
Fund  will be the  same as the tax  basis  of such  assets  to the  Target  Fund immediately prior to the Reorganization.

     8. The holding  period of the assets of the Target Fund in the hands of the
Acquiring  Fund will  include the period  during which those assets were held by the Target Fund.

     This  opinion  is being  provided  to you  solely  in  connection  with the
Reorganization. This letter may not be relied upon by you for any other purposes or relied upon by, or furnished  to, any other person  without our prior written consent.

                                                       Very truly yours,